EXHIBIT 11.1

We consent to the use, in the Offering Statement on Form 1A of Med-X, Inc., a Nevada corporation, of our report dated April 4, 2017 on our audit of the balance sheet of Med-X, Inc. as of December 31, 2017 and 2016 and the related statements of operations, stockholders’ equity and cash flows for the period December 31, 2017 and 2016, and the reference to us under the caption “Financial Statements.”

/S/ MJF & Associates, APC

Certified Public Accountants

May 16, 2018

Los Angeles, California

515 S. Flower Street, Suite 3600, Los Angeles, CA 90071 Telephone: (213) 626-2701 Fax: (866) 510-6726

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